                                                                      Exhibit 10


                                CREDIT AGREEMENT


                                    between


                            APOGEE ENTERPRISES, INC.

                                      and

                  THE MITSUBISHI BANK, LIMITED, CHICAGO BRANCH



                          Dated as of October 3, 1994

                               TABLE OF CONTENTS

                        (Not Part of Credit Agreement)


                                                                            Page
                                                                            ----
SECTION 1.   DEFINITIONS
     1.1   Accounting Terms                                                   1
     1.2   Other Defined Terms                                                1


SECTION 2.   COMMITTED FACILITIES

     2.1   The Revolving Credit Facility                                     11
           (a) Revolving Credit Commitments                                  11
           (b) Borrowing Procedure                                           11
           (c) The Revolving Credit Notes                                    12

     2.2   Provisions Applicable to Revolving Credit Loans and Term Loans    12
           (a) Interest on Loans; Computation                                12
           (b) Voluntary Prepayment                                          12
           (c) Interest Payments                                             13
           (d) Conversions and Continuations                                 13
           (e) Inability to Determine CD Rate or LIBO Rate                   14
           (f) Illegality                                                    14
           (g) Funding                                                       15
           (h) Number of Reference Loans, CD Loans and LIBOR Loan
               Outstanding                                                   15

SECTION 3.   THE CREDIT FACILITIES IN GENERAL

     3.1   Payments; Remission of Funds                                      15
     3.2   Interest on Overdue Payments                                      16
     3.3   Adjustments of Commitment Amount                                  16
     3.4   Extension of Revolving Credit Commitments                         16
     3.5   Mandatory Prepayments                                             16
     3.6   Increased Capital Requirements                                    16
     3.7   Indemnification                                                   17
     3.8   Changes; Legal Restrictions                                       18
     3.9   Fees                                                              18
     3.10  Telephonic Notices                                                19
     3.11  Setoff                                                            19

SECTION 4.   REPRESENTATIONS AND WARRANTIES

     4.1   Subsidiaries                                                      20
     4.2   Existence and Power                                               20
     4.3   Authority                                                         20
     4.4   Binding Agreement                                                 20


     4.5   Litigation                                                        20
     4.6   No Conflicting Agreements                                         21
     4.7   Taxes                                                             21
     4.8   Financial Statements                                              22
     4.9   Compliance with Applicable Laws                                   22
     4.10  Governmental Regulations                                          23
     4.11  Property                                                          23
     4.12  Federal Reserve Regulations                                       23
     4.13  No Misrepresentation                                              23
     4.14  ERISA                                                             23
     4.15  Investment Company Act                                            24
     4.16  Public Utility Holding Company Act                                24
     4.17  Indebtedness                                                      24
     4.18  Retirement Benefits                                               24

SECTION 5.   CONDITIONS PRECEDENT -- INITIAL CREDIT EXTENSIONS

     5.1   Evidence of Corporate Action                                      25
     5.2   Opinion of Company Counsel                                        25
     5.3   Privity Letter                                                    25
     5.4   Other Instruments and Documents                                   25

SECTION 6.   CONDITIONS PRECEDENT--ALL CREDIT EXTENSIONS

     6.1   Loans                                                             26
     6.2   All Credit Extensions                                             26

SECTION 7.   AFFIRMATIVE COVENANTS

     7.1   Preservation of Corporate Existence, Etc.                         26
     7.2   Taxes                                                             27
     7.3   Insurance                                                         27
     7.4   Maintenance of Properties                                         27
     7.5   Compliance with Laws, etc.                                        27
     7.6   Financial Statements and Other Information                        27
     7.7   Inspection                                                        29
     7.8   Books and Records                                                 29
     7.9   Use of Proceeds                                                   29
     7.10  ERISA                                                             29
     7.11  Litigation                                                        30
     7.12  Subsidiaries                                                      30
     7.13  Environmental Matters; Reporting                                  30

SECTION 8.   NEGATIVE COVENANTS

     8.1   Current Ratio                                                     31
     8.2   Minimum Consolidated Tangible Net Worth                           31
     8.3   Fixed Charge Coverage Ratio                                       31
     8.4   Ratio of Interest-Bearing Debt to Tangible Net Worth              31
     8.5   Restricted Payment Limitations                                    31
     8.6   Nature of Business                                                32
     8.7   Liens                                                             32
     8.8   Merger and Consolidation; Sales of Assets                         33
     8.9   Obligations as Lessee                                             33



     8.10  Investments, Loans, Etc.                                          33
     8.11  Transactions with Affiliates                                      35
     8.12  Subsidiary Indebtedness                                           35

SECTION 9.   DEFAULT
     9.1   Events of Default                                                 36
     9.2   Remedies                                                          39
     9.3   Waiver of Defaults                                                39


SECTION 10.  MISCELLANEOUS

    10.1   Waiver                                                            40
    10.2   Accounting                                                        40
    10.3   Notices                                                           40
    10.4   Expenses                                                          41
    10.5   Amendments, Etc.                                                  41
    10.6   Successors and Assigns; Disposition of Loans; Transferees         41
    10.7   Survival                                                          42
    10.8   Counterparts                                                      42
    10.9   Governing Law                                                     42
    10.10  Highest Lawful Rate                                               43
    10.11  Environmental Indemnity                                           43
    10.12  Marshalling; Payments Set Aside                                   43
    10.13  Headings; Plurals                                                 43


                                CREDIT AGREEMENT


         CREDIT AGREEMENT (this "Agreement"), dated as of October 3, 1994, between APOGEE ENTERPRISES, INC. (the "Company"), a Minnesota corporation and THE MITSUBISHI BANK, LIMITED, CHICAGO BRANCH, a banking corporation organized under the laws of Japan (the"Bank").

         The Company desires that the Bank make certain credit facilities available to the Company in an aggregate amount not exceeding $5,000,000 at any time outstanding, and the Bank is prepared to make such credit facilities available to the Company upon the terms and subject to the conditions hereof. Accordingly, the parties hereto hereby agree as follows:

         SECTION 1.  DEFINITIONS.

         1.1. Accounting Terms. All accounting terms not otherwise specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles. When used herein, the term "financial statements" shall include the notes and schedules thereto.

         1.2. Other Defined Terms. As used herein and in the exhibits hereto, the following terms shall have the following respective meanings (such terms to be equally applicable to both the singular and plural forms of the terms defined):

         "Adjusted CD Rate" shall mean with respect to any CD Loan for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) calculated in accordance with the following formula:

          Adjusted CD Rate =    CD   + AR + BF
                             -------
                              1-CRP

          where

               CD  = CD Rate
               CRP = CD Reserve Percentage
               AR  = Assessment Rate
               BF  = Brokerage Fee

          "Adjusted LIBO Rate" shall mean with respect to any LIBOR Loan for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) calculated in accordance with the following formula:

          Adjusted LIBO Rate =   LR
                               -------
                                1-LRP
          where

               LR  = LIBO Rate
               LRP  = LIBOR Reserve Percentage

provided, that the Adjusted LIBO Rate for any applicable Interest Period shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

          "Affiliate" shall mean, with respect to any Person, another Person which directly or indirectly controls, is controlled by, or is under common control with, such other Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Aggregate Outstandings" shall mean at the time of any determination the sum of the aggregate unpaid principal balance of all Loans made by the Bank.

          "Aggregate Unused Commitment Amount" shall mean, at the time of any determination, the amount by which the Commitment Amount exceeds Aggregate Outstandings.

          "Anniversary Date" shall mean the anniversary of the date of this Agreement in each calendar year subsequent to the calendar year in which the date of this Agreement falls.

          "Applicable Margin" shall mean, with respect to:

               (a)  Reference Rate Loans --0%;

               (b)  LIBOR Loans --0.5%; and

               (c)  CD Loans --0.5%.

          "Assessment Rate" shall mean for any Interest Period for a CD Loan, the rate per annum (expressed as a percentage) determined by the Bank to be the net annual assessment rate in effect on the first day of such Interest Period for calculating the assessment payable by the Bank to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits at offices of the Bank in the United States.

          "Borrowing Date" shall mean a Business Day or Eurodollar Business Day on which the making of a Loan occurs or is proposed to occur.

          "Borrowing Request" shall have the meaning set forth in Section 6.1.

          "Brokerage Fee" shall mean the customary brokerage fee incurred by the Bank in obtaining funds by the sale of its negotiable certificates of deposit.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota or Chicago, Illinois are authorized or required by law or other governmental action to close.

          "Capital Expenditures" shall mean for any period, the sum of all amounts that would, in accordance with Generally Accepted Accounting Principles, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Company during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, building, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures property chargeable to repairs or maintenance in accordance with Generally Accepted Accounting Principles)and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

          "CD Loans" shall mean all Revolving Credit Loans or portions of the Term Loans bearing interest at a rate equal to the Adjusted CD Rate plus the Applicable Margin.

          "CD Rate" shall mean for any Interest Period for a CD Loan (a) the rate per annum for negotiable certificates of deposit having a maturity comparable to the Interest Period for the related CD Loan as such rate is released by the Board of Governors of the Federal Reserve System as reported on page 120 (or other applicable page) of the Telerate Systems, Inc. screen under the heading "Certs of Deposit" on the first day of such Interest Period; but if by 3:00 p.m. (Central time) on such day no such rate is reported, then (b) the arithmetic average per annum dealer bid rate (rounded upward, if necessary, to the next higher one hundredth of one percent) determined by the Bank, without mark-up on the basis of quotations received by the Bank, from three certificate-of-deposit dealers of recognized standing (or if such quotations are unavailable, then on the basis of other sources reasonably selected by the Bank or Mitsubishi NY, as the case may be) as of such day for the purchase at face value of negotiable certificates of deposit of the Bank, as the case may be, denominated in Dollars having a maturity comparable to such Interest Period and in an amount approximately equal to the CD Loan to which such Interest Period is to apply.

          "CD Reserve Percentage" shall mean the percentage, expressed as a decimal, which the Bank determines will be applicable on the first day of the relevant Interest Period for a requested CD Loan, for determining the applicable reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) for the Bank, in respect of new non-personal time deposits in Dollars having a maturity comparable to the requested CD Loan and in an amount equal to or exceeding $100,000.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with all presently effective and future rules and regulations promulgated thereunder.

          "Commitment Amount" shall mean initially $5,000,000, as such amount may be reduced pursuant to the terms hereof.

          "Consolidated Current Assets" shall mean, as of the date of any determination, the total of all assets of the Company and its Consolidated Subsidiaries, on a consolidated basis, that may properly be classified as current assets in accordance with Generally Accepted Accounting Principles after eliminating all inter-company items.

          "Consolidated Current Liabilities" shall mean, as of the date of any determination, the total of all liabilities of the Company and its Consolidated Subsidiaries, on a consolidated basis, that may properly be classified as current liabilities in accordance with Generally Accepted Accounting Principles after eliminating all inter-company items.

          "Consolidated Fixed Charges" shall mean, for any period, the sum of
(a) interest expense of the Company and its Consolidated Subsidiaries, plus (b) all mandatory principal payments made on Interest-Bearing Debt of the Company or any Consolidated Subsidiary (including lease payments under capital leases of the Company or any Consolidated Subsidiary less the portion of such lease payments expensed as interest) all determined for the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with Generally Accepted Accounting Principles consistently applied.

          "Consolidated Interest-Bearing Debt" shall mean, as of the date of any determination, the total of all Interest-Bearing Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, after eliminating all inter-company items.

          "Consolidated Net Income" shall mean, for any period, the balance remaining after deducting from the gross revenues of the Company and its Consolidated Subsidiaries (i) all expenses and other proper charges (including taxes on income and interest expense), and (ii) the net earnings of any business other than a Consolidated Subsidiary in which the Company or any Consolidated Subsidiary has an ownership interest except to the extent such earnings shall have been received by the Company or a Consolidated Subsidiary in the form of cash distributions, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles consistently applied.

          "Consolidated Subsidiary" shall mean, as of the date of any determination, any Subsidiary of the Company included in the financial statements of the Company and its Subsidiaries prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided, however, that any Subsidiary that was a Consolidated Subsidiary in the Financial Statements described in Section 4.8 (a) shall remain a Consolidated Subsidiary unless such Subsidiary is sold by the Company or ceases to be a Subsidiary in accordance with the terms of this Agreement.

          "Consolidated Tangible Net Worth" shall mean, as of the date of any determination, the sum of the amounts set forth on the consolidated balance sheet of the Company and its Consolidated Subsidiaries as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Company and its Consolidated Subsidiaries (excluding treasury stock), less (i) the book value of equity investments of the Company and its Consolidated Subsidiaries in businesses that are not Subsidiaries and (ii) the book value of all assets of the Company and its Consolidated Subsidiaries that would be treated as intangibles under Generally Accepted Accounting Principles, including, without limitation, all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price over the book value of the assets of any business acquired by the Company or any Consolidated Subsidiary.

          "Credit Documents" shall mean the Notes, and all other agreements, documents and instruments at any time executed and/or delivered by the Company or any Subsidiary pursuant to or in connection with this Agreement.

          "Credit Extensions" shall mean the Revolving Credit Loans.

          "Default" shall mean an event, act or occurrence which, with the giving of notices, the lapse of time or both, would become an Event of Default.

          "Dollars" or "$" shall mean lawful currency of the United States of America.

          "Earnings Available to Cover Fixed Charges" shall mean for any period of determination, Consolidated Net Income for such period plus interest expense, depreciation expense and amortization of the Company and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income, and excluding therefrom, for such period, (i) all dividends and direct distributions paid in cash on account of shares of any class of stock of the Company or any Consolidated Subsidiary, (ii) non-operating gains and losses of the Company and its Consolidated Subsidiaries, and (iii) fifty percent (50%) of Capital Expenditures.

          "Effective Date" shall mean the date on or after the execution and delivery of this Agreement on which all of the conditions precedent set forth in
Section 5 shall have been satisfied.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated thereunder.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is under common control with the Company (or otherwise treated as a single employer of the Company) within the meaning of the regulations promulgated under Section 414 of the Code, including, without limitation, all Subsidiaries.

          "Eurodollar Business Day" shall mean a Business Day upon which commercial banks in London, England are open for domestic and international business.

          "Event of Default" shall mean any event set forth in Section 9.1.

          "Financial Statements" shall have the meaning set forth in Section
4.8.

          "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles as in effect in the United States of America from time to time, including, without limitation, applicable statements, bulletins and interpretations by the Financial Accounting Standards Board and applicable bulletins, opinions and interpretations issued by the American Institute of Certified Public Accountants or its committees, subject to the provisions of
Section 10.2 hereof.

          "Governmental Body" shall mean any court or any federal, state or municipal department, commission, board, bureau, agency, public authority or instrumentality.

          "Immediately Available Funds" shall mean funds with good value on the day and in the city in which payment is received.

          "Indebtedness" shall mean, with respect to any Person and as of the date of determination, (a) all items (except items of capital stock or of surplus or minority interests in Subsidiaries of such Person) which in accordance with Generally Accepted Accounting Principles applied in the preparation of the financial statements of such Person would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person; (b) all liabilities secured by any Lien on any property or asset owned by such Person, whether or not the indebtedness secured thereby shall have been assumed; and (c) without duplication, all liabilities of others with respect to which such Person is directly or indirectly liable; and (d) all net obligations of such Person under any interest rate financial hedging arrangement, none of which are included above.

          "Interest-Bearing Debt" shall mean, with respect to any Person and as of the date of determination, (a) that portion of Indebtedness of such Person consisting of Indebtedness for borrowed money, (b) the principal portion of lease obligations of such Person required to be reported as a liability in accordance with Generally Accepted Accounting Principles, (c) the principal portion (determined in accordance with Generally Accepted Accounting Principles) of any conditional sale contract or similar arrangement for deferring the purchase price of goods or services under which such Person is liable, (d) all Indebtedness of the types described in clauses (a), (b) and (c) above secured by a Lien on any property or asset owned by such Person, whether or not such Indebtedness has been assumed, and (e) all Indebtedness of others of the types described in clauses (a), (b) and (c) above with respect to which such Person is directly or indirectly liable.

          "Interest Period" shall mean, with respect to any CD Loan or LIBOR Loan, the period beginning on the Borrowing Date for such Loan or the date the previous Interest Period with respect to such Loan expires, and ending (i) with respect to a LIBOR Loan, 1, 2, 3 or 6 months thereafter, as selected by the Company in its Borrowing Request or most recent Notice of Continuation or Conversion for such Loan, and (ii) with respect to a CD Loan on a date 30, 60, 90 or 180 days thereafter, as selected by the Company in its Borrowing Request or most recent Notice of Continuation or Conversion for such Loan, subject in all cases to the following:

               (a) (i) if any Interest Period with respect to a CD Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day; and (ii) if any Interest

     Period with respect to a LIBOR Loan would otherwise end on a day which is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in the next succeeding calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

               (b) no Interest Period with respect to Revolving Credit Loans shall extend beyond the Revolving Credit Termination Date.

          "Invoked Event of Default" shall mean an Event of Default which either
(a) has resulted in the automatic termination of the Commitments and the automatic acceleration of the maturity of the Credit Documents pursuant to
Section 9.2 or (b) on account of which the Bank has declared the Commitments terminated and has declared the obligations of the Company under the Credit Documents immediately due and payable.

          "LIBO Rate" shall mean for any Interest Period for a LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest whole 1/100th of 1%) at which the principal office of The Mitsubishi Bank, Limited in London, England is offered Dollar deposits in the London inter-bank Eurodollar market at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of the proposed Interest Period for such LIBOR Loan, for delivery on the first day of such Interest Period in Immediately Available Funds, in an amount comparable to the amount of, and having a maturity comparable to the Interest Period for, such LIBOR Loan.

          "LIBOR Loans" shall mean all Revolving Credit Loans bearing interest at a rate equal to the LIBO Rate plus the Applicable Margin.

          "LIBOR Reserve Percentage" shall mean the percentage, expressed as a decimal, which the Bank determines will be applicable on the first day of the relevant Interest Period for a LIBOR Loan for determining the maximum applicable reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) that the Bank is required to maintain against "Eurocurrency liabilities" (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System).

          "Lien" shall mean any mortgage, pledge, lien, security interest, conditional sale, title retention agreement or other similar arrangement.

          "Loans" shall mean, prior to the Revolving Credit Termination Date, the Revolving Credit Loans. "Loan" means a single such loan made by the Bank.

          "Multiemployer Plan" shall mean each Multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, that is now or at any time hereafter or was within the last five years maintained for employees of the Company or an ERISA Affiliate of the Company.

          "Notes" shall mean, collectively and severally, the Revolving Credit Note.

          "Notice of Continuation or Conversion" shall have the meaning set forth in Section 2.3(d).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation created by
Section 4002(a) of ERISA, or any Governmental Body succeeding to the functions thereof.

          "Person" shall mean a corporation, an association, a partnership, a trust, a joint venture, an unincorporated organization, a business, an individual, a government or a political subdivision thereof or a governmental agency.

          "Plan" shall mean each employee benefit plan (whether now in existence or hereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Company or of any ERISA Affiliate.

          "Property" shall mean all types of real, personal, tangible, intangible or mixed property.

          "Rate Notice" shall have the meaning set forth in Section 2.2(e).

          "Reference Loans" shall mean all Revolving Credit Loans and bearing interest at a rate equal to the Reference Rate plus the Applicable Margin.

          "Reference Rate" shall mean, at the time of any determination thereof, the rate per annum most recently publicly announced by the Bank as its "reference rate," which may be a rate at, above or below, the rate or rates at which the Bank lends to other Persons; any interest rate provided for herein based upon the Reference Rate shall be adjusted automatically on and as of the effective date of any change in the Reference Rate.

          "Restricted Payment" shall mean (i) any dividend or other distribution, direct or indirect, whether in cash or in property (other than dividends paid in shares of the capital stock of the Company), on account of shares of any class of stock of the Company or any Subsidiary now or hereafter outstanding or (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, whether in cash or in property (other than in shares of the capital stock of the Company), of any shares of any class of stock of the Company or any Subsidiary, or of any warrants, options or other rights to acquire any such shares of stock, now or hereafter outstanding.

          "Revolving Credit Borrowing Date" shall have the meaning set forth in
Section 2.1(b)(i).

          "Revolving Credit Commitment" shall mean the Bank's undertaking to make Revolving Credit Loans to the Company pursuant to Section 2, subject to the terms and conditions hereof, in an aggregate principal amount outstanding at anytime not to exceed the Commitment Amount.

          "Revolving Credit Loan" shall have the meaning set forth in Section 2.1(a).

          "Revolving Credit Note" shall have the meaning set forth in Section 2.1(c).

          "Revolving Credit Period" shall mean the period from the Effective Date to the Business Day preceding the Revolving Credit Termination Date.

          "Revolving Credit Termination Date" shall mean the earlier of (i) February 26, 1996, or such later date to which the Revolving Credit Commitments are extended pursuant to Section 3.4, (ii) the date on which the Revolving Credit Commitments are terminated pursuant to Section 9.2 or (iii) such earlier date on which the Company requests that the Revolving Credit Commitments be reduced to zero pursuant to Section 3.3 or otherwise.

          "Subsidiary" shall mean any corporation, association, partnership, joint venture or other business entity of which the Company and/or any subsidiary of the Company either (a) in respect of a corporation, owns more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not at the time the stock of any class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is the sole general partner or is entitled to share in more than 50% of the profits, however determined.

          "Transferee" and "Transferred Interest" shall have the meanings given such terms in Section 10.6.

          SECTION 2.  COMMITTED FACILITIES.

          2.1.  The Revolving Credit Facility.

               (a) Revolving Credit Commitments. Upon the terms and subject to the conditions hereof, the Bank agrees to make loans (each a "Revolving Credit Loan" and, collectively, the "Revolving Credit Loans") to the Company pursuant to this Section 2.1 on a revolving basis at any time and from time to time during the Revolving Credit Period, during which Period the Company may borrow, repay and reborrow in accordance with the provisions hereof; provided, that the Aggregate Outstandings shall not at any time exceed the Commitment Amount. The Revolving Credit Loans may be maintained, at the election of the Company as provided herein, as Reference Loans, CD Loans, LIBOR Loans or any combination thereof. The principal amount of all Revolving Credit Loans shall be payable in full on the Revolving Credit Termination Date.

               (b)  Borrowing Procedure.

                    (i) The Company shall give to the Bank prior notice (by telex or telecopier, or by telephone (confirmed in writing promptly thereafter)) of its intention to borrow under this Section 2.1, by delivery to the Bank of a Borrowing Request specifying: (A) the proposed date of such borrowing (each a "Revolving Credit Borrowing Date"), which date shall be a Business Day in the case of Reference Loans and CD Loans or a Eurodollar Business Day in the case of LIBOR Loans, (B) the aggregate principal amount of the Revolving Credit Loans to be made on such date, of which each CD Loan and each LIBOR Loan shall be in the minimum amount of $1,000,000 or an integral multiple thereof, (C) whether such Revolving Credit Loans are to be funded as CD Loans, LIBOR Loans, or Reference Loans, and (D) in the case of CD Loans and LIBOR Loans, the initial Interest Period therefor.

                    (ii) A Borrowing Request shall be given by 11:30 a.m. (Central time) not less than two Eurodollar Business Days prior to the proposed Revolving Credit Borrowing Date if such Revolving Credit Loans are to be LIBOR Loans, by 11:30 a.m. not less than one Business Day prior to the proposed Revolving Credit Borrowing Date if such Revolving Credit Loans are to be CD Loans, and by 10:00 a.m. on the proposed Revolving Credit Borrowing Date if such Revolving Credit Loans are to be Reference Loans. Subject to Sections 2.3(e) and 2.3(f), a Borrowing Request hereunder shall be irrevocable upon receipt thereof by the Bank.

                    (iii) On the date the Bank receives such Borrowing Request, unless the applicable conditions precedent to the making of such Revolving Credit Loans set forth in Sections 5 and 6 have not been satisfied (in which event the Bank shall endeavor to promptly notify the Company; provided that the failure by the Bank to give such notice, other than in bad faith, shall not give rise to any liability of the Bank to the Company), the Bank shall make available to the Company in Minneapolis, Minnesota not later than 3:00 p.m. (Minneapolis time) on each Revolving Credit Borrowing Date the amount of such requested funds in Immediately Available Funds.

               (c) The Revolving Credit Notes. On or before the date of the initial Revolving Credit Loan hereunder, the Company shall duly issue and deliver to the Bank a promissory note substantially in the form of Exhibit A (a "Revolving Credit Note"), dated the day of delivery thereof and appropriately completed, payable to the order of the Bank in the principal amount of the Commitment Amount. The Bank is hereby authorized by the Company to enter on a schedule attached to the Revolving Credit Note the amount of each Revolving Credit Loan made by it hereunder, each payment thereon and the other information provided for on such schedule, and the Bank shall enter such information on its ledgers and computer records; provided, however, that the failure by the Bank to make any such entry or any error in making such entry with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligation of the Company hereunder or under the Revolving Credit Note, and, in all events, the principal amount owing by the Company in respect of the Revolving Credit Note shall be the aggregate amount of all Revolving Credit Loans made by the Bank less all payments of principal thereof made by the Company.

          2.2.  Provisions Applicable to Revolving Credit Loans.

               (a)  Interest on Loans; Computation.  Except as provided in
     Section 3.2, the Loans shall bear interest on the unpaid principal amount thereof as follows: (i) for Reference Loans, at a fluctuating rate per annum equal to the Reference Rate plus the Applicable Margin, (ii) for CD Loans, at a fixed rate per annum equal to the Adjusted CD Rate for the applicable Interest Period plus the Applicable Margin, and (iii) for LIBOR Loans, at a fixed rate per annum equal to the Adjusted LIBO Rate for the applicable Interest Period plus the Applicable Margin. All interest payable on Loans shall be computed on the basis of a year of 360 days for actual days elapsed.

               (b) Voluntary Prepayment. Upon at least two Business Days irrevocable prior written notice to the Bank specifying the amount and the date of prepayment, the

     Company shall have the right to prepay the Loans, in whole at any time or in part from time to time in aggregate principal amounts equal to at least $1,000,000 or integral multiples thereof, with accrued interest on the amount being prepaid to the date of such prepayment and subject to any required payments pursuant to Section 3.7. All prepayments on the Loans shall be applied by the Bank in a manner that minimizes the payments required under Section 3.7.

               (c) Interest Payments. Interest on the Reference Loans shall be payable in arrears, (i) on the first Business Day of each month, (ii) on the Revolving Credit Termination Date, and (iii) on such other date on which such Loans are paid or prepaid in full or in part (in the case of a partial prepayment, on the part prepaid). Interest on the CD Loans and LIBOR Loans shall be payable in arrears on the last day of the applicable Interest Period or such other date as such Loans are paid in full; provided, however, that accrued interest on CD Loans or LIBOR Loans with an Interest Period exceeding 90 days or three months, respectively, shall also be payable on each 90th day or the end of each third month, as the case may be, of such Interest Period.

               (d) Conversions and Continuations. Subject to the terms and conditions of this Agreement, the Company shall also have the option at any time to convert all or any portion of the Loans (in integral multiples, as to the aggregate amount of the Loans of all Banks so converted, of $1,000,000) into a Reference Loan, CD Loan or LIBOR Loan, or to continue a CD Loan or LIBOR Loan as such; provided, however, that (i) CD Loans and LIBOR Loans may be converted or continued only on the last day of their applicable Interest Period and (ii) no Loan may be converted into or continued as a LIBOR Loan or CD Loan if a Default or Event of Default has occurred and is continuing on the proposed date of conversion or continuation. The Company shall provide the Bank with a Notice of Continuation or Conversion in the form attached hereto as Exhibit E (a "Notice of Continuation or Conversion"), not less than two Eurodollar Business Days in advance (in the case of conversion to or continuation as a LIBOR Loan), not less than one Business day in advance (in the case of a conversion into or continuation as a CD Loan) or on the date thereof (in the case of a conversion into a Reference Loan) of each proposed conversion or continuation, which notice shall set forth the proposed date therefor (which shall be a Business Day in the case of a conversion into or a continuation as a CD Loan or a conversion into a Reference Loan and a Eurodollar Business Day in the case of a conversion into or continuation as a LIBOR Loan) and the duration of the Interest Period therefor (in the case of conversions into or continuations as CD Loans or LIBOR Loans). Subject to Sections 2.2(e) and 2.2(f), any notice given by the Company under this Section 2.2(d) shall be irrevocable. If the Company shall fail to notify the Bank in the manner provided in this
     Section 2.2(d) of a conversion or continuation of a CD Loan or LIBOR Loan prior to the last day of the then applicable Interest Period, such CD Loan or LIBOR Loan shall automatically be converted on such day into a Reference Loan of equal principal amount.

               (e) Inability to Determine CD Rate or LIBO Rate. If the Bank determines (which determination shall be made in good faith and shall be conclusive and binding upon the Company in the absence of manifest error) that (A) by reason of circumstances then affecting the secondary market for the purchase of certificates of deposit or inter-bank Eurodollar markets, adequate and reasonable means do not or will not exist for ascertaining the CD Rate or the LIBO Rate applicable to any requested CD Loan or LIBOR Loan,
     (B) secondary market bid rates are not available to the Bank for certificates of deposit of relevant amounts and for the relevant Interest Period of a requested CD Loan, (C) Dollar deposits in the relevant amounts and for the relevant Interest Period of a requested LIBOR Loan are not available to the Bank in the inter-bank Eurodollar markets, or (D) the CD Rate or LIBO Rate will not adequately and fairly reflect the cost to the Bank of maintaining or funding its requested CD Loans or LIBOR Loans for the relevant Interest Period, then the Bank shall forthwith give notice (a "Rate Notice") of such determination to the Company, whereupon, until the Bank shall notify the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make CD Loans or LIBOR Loans, as appropriate, shall be suspended.

               (f) Illegality. Notwithstanding any other provisions herein, if, after the date of this Agreement, the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Body charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impracticable, in the reasonable judgment of the Bank, for the Bank to make, maintain or fund CD Loans or LIBOR Loans as contemplated by this Agreement, (i) the obligations of the Bank hereunder to make CD Loans or LIBOR Loans shall forthwith be cancelled, (ii) Loans which would otherwise be made by the Bank as CD Loans or LIBOR Loans shall be made instead as Reference Loans, and (iii) the Company shall pay in full the then outstanding principal amount of all CD Loans or LIBOR Loans made by the Bank together with accrued interest, on either (A) the last day of the then current Interest Period if the Bank may lawfully continue to fund and maintain such CD Loans or LIBOR Loans to such day or

     (B) immediately if the Bank may not lawfully continue to fund and maintain such CD Loans or LIBOR Loans to such day. Such CD Loans or LIBOR Loans shall be deemed to have been paid, and a Reference Loan in the amount thereof shall be deemed to have been made, as of the date provided in the preceding sentence. If circumstances subsequently change so that the Bank is not further affected, the Bank shall so notify the Company of such change and the Bank's obligation to make and continue CD Loans or LIBOR Loans shall be reinstated upon written request of the Company.

               (g) Funding. The Bank shall be entitled to fund all or any portion of the Loans in any manner it may determine in its reasonable discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though the Bank actually funds all LIBOR Loans through the purchase in London of offshore dollar deposits in the amount of the relevant LIBOR Loan in maturities corresponding to the applicable Interest Period and actually funds CD Loans through the sale of certificates of deposit in the secondary market in New York City in the amount of the relevant CD Loan with maturities corresponding to the applicable Interest Period.

               (h) Number of Reference Loans, CD Loans and LIBOR Loans Outstanding. The total number of Reference Loans, CD Loans and LIBOR Loans payable to the Bank outstanding at any time shall not exceed five.

          SECTION 3.  THE CREDIT FACILITIES IN GENERAL.

          3.1. Payments; Remission of Funds. Each payment (including any prepayment) to be made hereunder by the Company to the Bank shall be made, in the absence of instructions from the Bank to the contrary, to the Bank, at its office in Chicago, Illinois by wire transfer of Immediately Available Funds not later than 12:00 noon (Central time) on the due date of such payment. Funds not received by such hour shall be deemed to have been received by the Bank on the next Business Day. The Company hereby irrevocably authorizes the Bank to charge the Company's account maintained with the Bank, if any, on the due date of any such payment in an amount equal to such payment, and the Bank will endeavor to promptly give the Company advice of such charges by telephone, confirmed as soon as practicable in writing; provided that the failure by the Bank to give such notice, other than in bad faith, shall not give rise to any liability of the Bank to the Company. Each remission of funds to be made by the Bank hereunder to the Company shall be made, in the absence of instructions from the Company to the contrary, to the Company in Immediately Available Funds by depositing such funds in Account Number 160232519183 maintained by the Company with First Bank National Association at its main office in

Minneapolis, Minnesota. If any payment of principal or interest becomes due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest on such principal amount.

          3.2. Interest on Overdue Payments. If all or any portion of the principal of any Loan shall not be paid when due, such past due amount, to the extent permitted by applicable law, shall bear interest from the due date thereof until paid at a floating rate 2% above the interest rate from time to time in effect with respect to Reference Loans. Such interest shall be payable upon demand.

          3.3. Adjustments of Commitment Amount. Upon at least five Business Days irrevocable prior written notice to the Bank, the Company may permanently reduce the Commitment Amount, in whole or in part, without premium or penalty; provided, that (a) each partial reduction of the Commitment Amount shall be in an aggregate amount equal to at least $5,000,000, or an integral multiple thereof, (b) each reduction shall be accompanied by payment of the amount, if any, by which Aggregate Outstandings exceed the Commitment Amount as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment, and (c) any prepayment under clause (b) above shall be subject to
Section 3.8.

          3.4. Extension of Revolving Credit Commitment. At the request of the Company, but subject to the approval, in its sole and absolute discretion, of the Bank, the Revolving Credit Termination Date (and Bank's Revolving Credit Commitment) may be extended. Any request by the Company to extend the Revolving Credit Termination Date shall be received by the Bank at least 60 but not more than 90 days prior to the Revolving Credit Termination Date. The Bank shall promptly inform the Company of the Bank's decision whether to extend the Revolving Credit Termination Date.

          3.5. Mandatory Prepayments. If at any time Aggregate Outstandings exceed the Commitment Amount, the Company shall promptly make a prepayment of amounts outstanding hereunder in an amount equal to such excess and accrued, unpaid interest thereon, which prepayment shall be applied by the Bank in a manner that minimizes the payments required under Section 3.7.



          3.6.  Increased Capital Requirements.

               (a) In the event that compliance by the Bank with any present or future applicable law or governmental rule, requirement, regulation, guideline or order (whether or not having the force of law) regarding capital adequacy has the effect of reducing the rate of return on the Bank's capital as a consequence of its commitment to make, or the making or maintaining of, any Credit Extensions hereunder to a level below that which the Bank would have achieved but for such compliance (taking into consideration the Bank's policies with respect to capital adequacy), then from time to time the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate as to the amount of any such reduction (including calculations in reasonable detail showing how the Bank computed such reduction) shall be furnished promptly by the Bank to the Company.

               (b) If the Bank shall notify the Company that it is required to pay any amount to the Bank under Section 3.6(a), then the Company may, provided no Event of Default or Default has occurred and is continuing, require that the Bank assign its rights and obligations under this Agreement to one or more other financial institutions selected by the Company that have agreed to accept such rights and be bound by such obligations. The assignee in any assignment under the preceding sentence shall purchase the rights and assume the obligations of the assignor under this Agreement, without recourse to or warranty from the assignor, for an amount equal to the outstanding principal amount of and accrued, unpaid interest on all outstanding Loans made by the assignor plus all accrued, unpaid facility fees payable to the assignor plus all other amounts payable to the assignor hereunder on the date of such assignment. The Company shall be responsible for all reasonable costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by the Bank involved in any such assignment in connection with such assignment. Upon any such assignment and acceptance, the assignee shall be deemed to be the "Bank," and the assignor shall cease to be the "Bank," for purposes of this Agreement; provided, however, that the assignor shall retain its rights under Sections 3.7, 3.8, 10.4 and 10.11 in connection with events or conditions occurring or existing at the time of or prior to such assignment. The Company shall execute all documents or instruments, including replacement Notes, that the Bank or any assignee may reasonably request in connection with such assignment.

          3.7. Indemnification. The Company hereby agrees to indemnify and hold the Bank free and harmless from all reasonable losses, costs and expenses (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain any CD Loans or LIBOR Loans, which the Bank may incur, to the extent not otherwise compensated for under this Agreement and not mitigated by the redeployment of such deposits or other funds, as a result of (i) a default by the Company in payment when due of the principal of or interest on any CD Loan or LIBOR Loan, (ii) the Company's failure (other than a failure attributable to a default by the

Bank) to make a borrowing, conversion or refunding with respect to a CD Loan or LIBOR Loan after making a request therefor in accordance with the terms of this Agreement, (iii) a prepayment (whether mandatory or otherwise, but excluding a prepayment under Section 2.2(f)) of a CD Loan or LIBOR Loan before the expiration of the related Interest Period, and (iv) any Event of Default by the Company under this Agreement and a demand for payment of a CD Loan or LIBOR Loan by the Bank before the expiration of the related Interest Period. A certificate as to any such loss, cost or expense (including calculations, in reasonable detail, showing how the Bank computed such loss, cost or expense) shall be submitted by the Bank to the Company together with the Bank's request for indemnification (which request shall set forth the basis for requesting such amounts) and shall, in the absence of manifest error or error proven by the Company, be conclusive and binding as to the amount thereof.

          3.8. Changes; Legal Restrictions. If any present or future applicable law, rule or regulation or any change therein or in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive of any such authority, central bank or comparable agency, whether or not having the force of law:

               (a) shall subject the Bank to any tax, duty or other charge with respect to its obligation to make Credit Extensions hereunder, or shall change the basis of the taxation of payments to the Bank hereunder (except for taxes based upon or measured by the net income, net worth or shareholders' capital of the Bank); or

               (b) shall impose, modify or deem applicable reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, compulsory loan or similar requirements in connection with any of the Loans, or against assets, deposits or other liabilities of, credit extended by, or any acquisition of funds by any office of the Bank, or shall impose on the Bank any other condition affecting its obligations to make Credit Extensions hereunder;

and the result of any of the foregoing would in the reasonable judgment of the Bank increase the cost to the Bank of making, renewing or maintaining its Credit Extensions hereunder, or reduce the amount of any sum receivable by the Bank under this Agreement, then, upon demand by the Bank, the Company agrees to pay to the Bank such additional amount or amounts as would compensate the Bank for such increased cost or reduction.

          3.9. Fees. The Company agrees to pay to the Bank a facility fee equal to three-sixteenths of one percent (0.1875%) per annum of the average amount of the Bank's Revolving Credit

Commitment (whether used or unused) for
the period from the Effective Date to and including the Revolving Credit Termination Date. Such facility fees shall be payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing on the first Business Day of January, 1995 and on the Revolving Credit Termination Date (pro rated in the event that the period is less than one quarter).

          3.10. Telephonic Notices. The Company acknowledges that the agreement of the Bank herein to receive and give certain notices specified herein by telephone is for the convenience of the Company. The Bank shall be entitled to rely on the authority of the person purporting to be the person authorized by the Company to give any notice hereunder, and the Bank shall have no liability to the Company on account of any action taken by the Bank in reliance upon such telephonic notice, other than due to the gross negligence or willful misconduct of the Bank. The obligation of the Company to repay the Credit Extensions shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephone notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic notice.

          3.11. Setoff. If the unpaid principal amount of any Credit Extension, interest accrued thereon or any other amount owing by the Company hereunder shall have become due and payable (by demand, acceleration or otherwise), the Bank shall have the right, in addition to all other rights and remedies available to it, without notice to the Company, to set off against, and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, the Company, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained with the Bank. Such right shall exist whether or not the Bank shall have made any demand hereunder or under any Credit Document, whether or not such debt owing to or funds held for the account of the Company is or are matured or unmatured, and regardless of the existence or adequacy of any right or remedy available to the Bank. Such right shall exist regardless of the currency in which such debt owing to or such funds held for the account of the Company is expressed. The Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, the Bank shall notify the Company of its exercise of such setoff right; provided, however, that the failure of the Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Bank to all rights of banker's lien, setoff and counterclaim available pursuant to law.

          SECTION 4. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this Agreement and to make the Credit Extensions contemplated in Section 2, the Company hereby makes the following representations and warranties to the Bank:

          4.1. Subsidiaries. As of the Effective Date, the Company has only the Subsidiaries set forth in Exhibit B hereto. As of the Effective Date, except as set forth in said Exhibit B, all of the shares of all classes of the stock of each Subsidiary are owned by the Company, are free and clear of any Liens and are validly issued, fully paid for and nonassessable, and there are no outstanding rights, options, warrants or shareholder agreements, with respect to any such shares.

          4.2. Existence and Power. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own its Property and to carry on its business as now conducted, and (with respect to jurisdictions in the United States) is in good standing and authorized to do business in each jurisdiction in which the character of the Property owned and leased by it or the transaction of its business makes such qualification necessary, except for such jurisdictions where the failure to be in good standing and so authorized will not materially adversely affect the financial condition, business or operations of the Company and its Consolidated Subsidiaries, taken as a whole, or prevent the enforcement of contracts entered into.

          4.3. Authority. The Company has full power and authority to enter into, execute, deliver and carry out the terms of this Agreement, to make the borrowings contemplated hereby, to execute, deliver and carry out the terms of the Credit Documents, and to incur the obligations provided for herein and therein. The execution, delivery and performance of this Agreement and the Credit Documents have been duly authorized by all necessary corporate action of the Company. No consent or approval of, or exemption by, any Governmental Body is required to authorize, or is required in connection with the execution and delivery of, and performance by the Company of its obligations under, this Agreement or the Credit Documents or is required as a condition to the validity or enforceability of this Agreement or the Credit Documents.

          4.4. Binding Agreement. This Agreement constitutes, and each of the Credit Documents when issued and delivered pursuant hereto will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

          4.5. Litigation. There are no actions, suits or arbitration proceedings (whether or not purportedly on behalf of the Company or any Subsidiary) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or maintained by the Company or any Subsidiary, in law or in equity before any Governmental Body which individually or in the aggregate are likely (to the extent not covered by insurance) to result in a material adverse change in the consolidated financial condition of the Company and its Consolidated Subsidiaries, except as disclosed in the Financial Statements. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which call into question the validity or enforceability of this Agreement or any of the Credit Documents or any document delivered in connection herewith or therewith, or any action to be taken in connection with the transactions contemplated hereby or thereby.

          4.6. No Conflicting Agreements. Neither the Company nor any Subsidiary is in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which could be a material adverse effect on the business or operations of the Company and its Consolidated Subsidiaries taken as a whole. No provision of (a) the articles of incorporation or bylaws of the Company or any Subsidiary, (b) any existing mortgage or indenture, (c) any other contract or agreement (which is, individually or in the aggregate, material to the financial condition, business or operations of the Company and its Consolidated Subsidiaries), (d) any statute (including, without limitation, any applicable usury or similar law), rule or regulation, or (e) any judgment, decree or order (which is, individually or in the aggregate, material to the financial condition, business or operations of the Company and its Consolidated Subsidiaries), in each case binding on the Company or any Subsidiary or affecting the Property of the Company or any Subsidiary, conflicts with, or requires any consent under, or would in any way prevent the execution, delivery or performance of, this Agreement or any Credit Document, and the taking of any such action will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Company or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract, or agreement (other than any right of setoff or banker's lien or attachment that the Bank or other holder of a Credit Document may have hereunder or under applicable law).

          4.7. Taxes. The Company and each Consolidated Subsidiary has filed or caused to be filed all state and federal tax returns required to be filed, and all other tax returns required to be filed known by the Company, and has paid, or has made adequate provision for the payment of, all such taxes shown to be due and payable on said returns or in any assessments made against it, and no tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Company and each Consolidated Subsidiary with respect to all federal, state, local and other such taxes are adequate, and the Company knows of no unpaid assessment which is due and payable against the

Company or any Consolidated Subsidiary, except those not yet delinquent and those being contested in good faith and by appropriate proceedings diligently conducted.

          4.8. Financial Statements. The Company has heretofore delivered to the Bank (a) copies of the consolidated balance sheets of the Company as of February 26, 1994, and the related consolidated statements of operations, stockholder's equity and a statement of cash flows for the year then ended, and
(b) copies of the consolidated balance sheets of the Company as of May 28, 1994, and the related consolidated statements of operations and changes in financial position for the three months ending on said date (the statements in (a) and (b) above being sometimes referred to herein as the "Financial Statements"). The Financial Statements described in clause (a) above were audited and reported on by KPMG Peat Marwick. The Financial Statements fairly present the consolidated financial condition and the consolidated results of operations of the Company as of the dates and for the periods indicated therein, and have been prepared in conformity with Generally Accepted Accounting Principles. As of the Effective Date, except as reflected in the Financial Statements, neither the Company nor any Subsidiary has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which is material to the Company and the Consolidated Subsidiaries on a consolidated basis other than those incurred in the ordinary course of their respective businesses since the date of such Financial Statements. Since the date of the Financial Statements described in clause (a) above, (i) the Company and each Subsidiary has conducted its business only in the ordinary course, and (ii) there has been no adverse change in the financial condition of the Company and its Subsidiaries taken as a whole which is material to the Company and its Consolidated Subsidiaries on a consolidated basis. There has been no material adverse change in the consolidated financial condition of the Company and its Consolidated Subsidiaries since the date of the most recent consolidated financial statements of the Company and its Consolidated Subsidiaries which have been furnished to the Bank pursuant to this Agreement.

          4.9. Compliance with Applicable Laws. Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Body which default could reasonably be expected to have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole. The Company and each Subsidiary is complying in all respects with all applicable statutes and regulations, including ERISA and applicable environmental, occupational, safety and health and other labor laws, of all Governmental Bodies, if noncompliance could reasonably be expected to have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole. Neither the Company nor any

Subsidiary has received any notice to the effect that its Property or operations are not in compliance with the requirements of applicable federal, state and local environmental, health and safety statutes and regulations, or are the subject of any investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, if any such non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

          4.10. Governmental Regulations. Neither the Company nor any Subsidiary is subject to any statute or regulation which regulates the incurring by the Company or such Subsidiary of indebtedness for borrowed money, except for statutes or regulations of jurisdictions outside the United States affecting only Subsidiaries organized in jurisdictions outside the United States that do not affect the ability of the Company to enter into this Agreement or any Credit Document or borrow money hereunder or thereunder.

          4.11. Property. The Company and each Subsidiary has good and valid title to, or good and valid leasehold interests in, all of its Property, subject only to Liens permitted by the terms of this Agreement.

          4.12. Federal Reserve Regulations. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans, Bid Loans or Acceptances will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Body, including, without limitation, the provisions of Regulations G, T, U, or X of said Board, as amended.

          4.13. No Misrepresentation. No representation or warranty contained herein or in any document to be executed and delivered in connection herewith and no certificate or report furnished or to be furnished by the Company or any Subsidiary in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained (taken as a whole) not misleading in the light of the circumstances under which made.

          4.14. ERISA. Each Plan maintained by the Company and by each ERISA Affiliate complies with all material requirements of ERISA and of the Code and with all material rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No reportable event (as defined in Section 4043(b), subdivision (5) or (6) of ERISA or in 29 C.F.R. Sections 2615.21, 2615.22 or 2615.23) has occurred with respect to any Plan which is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has engaged in any material prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) (i) which has not been corrected within the correction period applicable to it under Section 502(i) of ERISA or Section 4963(e) of the Code or (ii) for which an exemption is not applicable or has not been obtained under Section 408 of ERISA or Section 4975 of the Code. The Company and all ERISA Affiliates have satisfied all of the funding standards applicable to such Plans under Section 302 of ERISA and
Section 412 of the Code, and the PBGC has not instituted any proceedings, and there exists no event or condition which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan under Section 4042 of ERISA. The present value of accumulated benefits under each Plan maintained by the Company or any ERISA Affiliate does not exceed the aggregate current value of assets of such Plan allocable to the Plans' benefits guaranteed under Title IV of ERISA. There have been no material adverse changes in any Plan since the date of the most recent actuarial valuation of such Plan.

          4.15. Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          4.16. Public Utility Holding Company Act. The Company is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          4.17. Indebtedness. As of the date of this Agreement neither the Company nor any Subsidiary has any outstanding Indebtedness except Indebtedness described in Exhibit C hereto. No default exists under any of such Indebtedness.

          4.18. Retirement Benefits. Under the accounting rules currently proposed by the Financial Accounting Standards Board with respect thereto, the present value of the expected cost to the Company and its Subsidiaries of post-retirement medical and insurance benefits to their employees, as estimated by the Company in accordance with procedures for assumptions deemed reasonable by the Bank, does not exceed $25,000.

          SECTION 5. CONDITIONS PRECEDENT --INITIAL CREDIT EXTENSIONS. In addition to the applicable requirements set forth in Section 7, the obligation of the Bank to make its initial Credit Extension hereunder shall be subject to the fulfillment of the following conditions precedent:

          5.1.  Evidence of Corporate Action.

               (a) The Company shall have duly executed and delivered to the Bank for the account of the Bank the Revolving Credit Note, appropriately completed.

               (b) The Bank shall have received (i) a copy of the Articles of Incorporation of the Company and each amendment, if any, thereto, certified by the Secretary of State of the State of Minnesota (as of a date reasonably near the date of the initial Credit Extension hereunder) as being true and correct copies of such documents on file in her office, and
     (ii) certificates of good standing for the Company from the Secretaries of State of the state of its incorporation and each state where it conducts operations, except any such state where failure to so qualify would not permanently preclude the Company from enforcing its rights with respect to any material assets or expose the Company to any material liability, certifying that the Company is in good standing in such states, such certificates to be dated reasonably near the date of the initial Credit Extensions hereunder.

               (c) The Bank shall have received the signed certificate of the Secretary of the Company, dated the Effective Date, certifying as to (i) a true and correct copy of the by-laws of the Company as in effect on such date, and (ii) the incumbency and specimen signatures of officers of the Company executing or authorized to execute this Agreement, the Credit Documents and any other documents delivered to the Bank in connection with this Section 5.

          5.2. Opinion of Company Counsel. The Bank shall have received the signed opinion of Dorsey & Whitney, counsel to the Company, and given upon its express instructions dated the Effective Date, covering the matters set forth on Exhibit D hereto, and as to such other matters as the Bank may reasonably request.

          5.3 Privity Letter. The Bank shall have received a letter from the accountants auditing and reporting on the audited financial statements referred to in Section 4.8(a) acknowledging the Bank's reliance on past and future financial statements of the Company.

          5.4. Other Instruments and Documents. The Bank shall have received such other instruments and documents as the Bank may reasonably request on or before the Effective Date.

          SECTION 6.  CONDITIONS PRECEDENT --ALL CREDIT EXTENSIONS.

          6.1. Loans. The obligation of the Bank to make Loans (including the initial Loans but excluding a conversion or refunding of Loans pursuant to the last sentence of Section 2.2(d)) is subject to the fulfillment of the condition precedent that the Bank shall have received a borrowing request in the form of Exhibit E hereto (each, a "Borrowing Request").

          6.2.  All Credit Extensions.

          The obligation of the Bank to make any Credit Extension and the right of the Company to convert any Loan to or continue any Loan as a CD Loan or a LIBOR Loan are subject to the fulfillment of the following conditions precedent:

               (a) On each Borrowing Date and conversion or continuation date, after giving effect to the Credit Extensions to be made on such date, (i) there shall exist no Default or Event of Default and (ii) the representations and warranties contained in this Agreement (except, with respect to any Credit Extension, continuation or conversion that does not increase the Aggregate Outstandings, those set forth in Section 4.5 and the final sentence of Section 4.8) shall be true, correct and complete in all material respects on and as of such date as though made on and as of such date, except with respect to any representation or warranty which specifically refers to an earlier date.

               (b) All documents required by the provisions of this Agreement to be executed or delivered to the Bank on or before the applicable Borrowing Date or conversion or continuation date shall have been executed and shall have been delivered to the Bank as provided herein on or before such Date.

               (c) Following the requested Credit Extension, the Aggregate Outstandings will not exceed the Commitment Amount.


          SECTION 7. AFFIRMATIVE COVENANTS. The Company covenants and agrees that, on and after the Effective Date, unless otherwise expressly provided in this Section 7 or consented to by the Bank in writing, and until the payment in full of all of the Company's obligations under each Credit Document, the termination of the Revolving Credit Commitments and performance of all other obligations of the Company hereunder, the Company will:

          7.1. Preservation of Corporate Existence, Etc. Maintain, and cause each Subsidiary to maintain, (a) its corporate existence in good standing under the laws of the jurisdiction of its incorporation and (b) its right to transact business in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would permanently preclude the Company from enforcing its rights with respect to any material assets or expose the Company to any material liability.

          7.2. Taxes. Pay, or provide for the payment of, and cause each Subsidiary to pay or provide for the payment of, all taxes and assessments payable by it which become due, other than those not yet delinquent and other than those not substantial in aggregate amount or being contested in good faith.

          7.3. Insurance. Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance carriers on its Property against such risks and in such amounts as is customarily maintained by similar businesses of similar size with respect to Properties of similar character.

          7.4. Maintenance of Properties. Cause all Properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          7.5. Compliance with Laws, etc. Comply, and cause all of its Subsidiaries to comply, with all laws, rules, regulations, or governmental orders, including, without limitation, those relating to environmental and occupational safety and health standards, to which it is subject, if non-compliance could reasonably be expected to have a material and adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Company and its Consolidated Subsidiaries taken as a whole.

          7.6.  Financial Statements and Other Information.  Furnish to the
Bank:

               (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, the consolidated financial statements of the Company and the Consolidated Subsidiaries consisting of at least statements of income, retained earnings and statements of cash flow of the Company and the Subsidiaries for such year, and a balance sheet as of the end of such year, setting forth in each case, in comparative form, corresponding figures for the previous fiscal year and at the end of the preceding fiscal year, certified by KPMG Peat Marwick or other independent certified public accountants of recognized standing selected by the Company and reasonably acceptable to the Bank, whose certificate shall be satisfactory to the Bank, and accompanied by (i) a letter from such accounting firm addressed to the Bank acknowledging that the Bank is extending credit in reliance on such financial statements and authorizing such reliance and (ii) at the request of the Bank, any supplementary comments and reports to the Company submitted by such accounting firm;

               (b) as soon as available and in any event within 45 days after the end of each month of the Company's fiscal year, a copy of the Company's unaudited consolidated financial statements prepared in a manner similar to its annual audited consolidated report, consisting of at least a statement of income of the Company and the Subsidiaries for such month and for the period from the beginning of the then current fiscal year to the end of such month and a balance sheet as of the end of such month, setting forth, in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year and as of a date one year earlier, certified as accurate by the chief financial officer of the Company, subject to changes resulting from normal year-end adjustments;

               (c) within 45 days after the end of each fiscal quarter of each fiscal year of the Company, a certificate signed by the chief financial officer of the Company, in the form of Exhibit G hereto, stating (i) that there exists no Default or Event of Default, or, if such Default or Event of Default exists, stating the nature thereof, the period of existence thereof, and what action the Company proposes to take with respect thereto and (ii) that the Company is in compliance with all the covenants contained in Sections 7 and 8, and a copy of the calculations made to determine compliance with Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.8, 8.9 and 8.10;

               (d) as soon as any Default or any Event of Default becomes known to any officer of the Company, a notice of such Default or Event of Default and the nature and status thereof;

               (e) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Company to its shareholders;

               (f) as soon as possible and in any event within 10 days after receipt by the Company or any Subsidiary, a copy of (i) any notice or claim to the effect that the Company or any Subsidiary is or may have any material liability to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any Subsidiary if such violation could result in any material liability to, or material adverse effect on, the Company or any Subsidiary, and (iii) any notice that the Company, any Subsidiary or any of their Properties or operations are the subject of any investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment if such investigation could result in any material liability to, or material adverse effect on, the Company or any Subsidiary; and

               (g) from time to time such other information regarding the business, affairs and financial condition of the Company and the Subsidiaries as the Bank may reasonably request.

          7.7 Inspection. Permit any Person designated by the Bank to visit and inspect any of the properties, corporate books and financial records of the Company and the Subsidiaries and discuss the affairs and finances of the Company and the Subsidiaries with the officers and employees of the Company or any Subsidiary, all at such times as the Bank shall reasonably request.

          7.8. Books and Records. Maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with Generally Accepted Accounting Principles applied on a consistent basis, and set aside, and cause each of its Subsidiaries to set aside, on its books all such proper reserves as shall be required by Generally Accepted Accounting Principles.

          7.9. Use of Proceeds. Use the proceeds of the Credit Extensions hereunder for working capital and general corporate purposes not otherwise inconsistent with the provisions of this Agreement.

          7.10. ERISA At all times maintain, and cause each ERISA Affiliate to maintain, each of its Plans in compliance with all material requirements of ERISA and of the Code and with all material rulings and regulations issued under the provisions of ERISA and the Code and not, and not permit any of its ERISA Affiliates to, (a) engage in any transaction in connection with which the Company or any of its ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Company or any of its ERISA Affiliates is required to pay as contributions thereto, (c) permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan, or (d) fail to make any payments to any Multiemployer Plan that the Company or any of its ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

          7.11 Litigation. Notify the Bank in writing of all litigation and of all proceedings before any Governmental Body affecting the Company or any Subsidiary, except litigation or proceedings which, if adversely determined, would not materially affect the consolidated financial condition of the Company and the Consolidated Subsidiaries.

          7.12 Subsidiaries. Give prompt notice to the Bank of the creation or acquisition of any Subsidiary and, upon the creation of or acquisition of any Subsidiary, (a) if such Subsidiary is a Consolidated Subsidiary, cause the financial statements furnished pursuant to Section 7.6 to be furnished on a consolidated basis with such Subsidiary, and (b) cause each such Subsidiary to comply with the provisions of Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, 7.10, 7.11, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11 and 8.12; provided, that nothing herein shall be construed to permit the creation or acquisition of any Subsidiary if such creation or acquisition is prohibited by application of any other provision of this Agreement.

          7.13 Environmental Matters; Reporting. The Company will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Company and the Subsidiaries taken as a whole. The Company will give the Bank prompt written notice of any violation as to any environmental matter by the Company or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Company or any Subsidiary which are material to the operations of the Company or such Subsidiary, or (b) which will or threatens to impose a material liability on the Company or such Subsidiary to any Person or which will require a material expenditure by the Company or such Subsidiary to cure any alleged problem or violation.


          SECTION 8. NEGATIVE COVENANTS. The Company covenants and agrees that, on and after the Effective Date, unless otherwise expressly provided in this Section 8 or consented to by the Bank in writing, and until the payment in full of all of the Company's obligations under this Agreement and each Credit

Document, the termination of the Revolving Credit Commitments and the performance of all other obligations of the Company hereunder, the Company will not:

          8.1. Current Ratio. Permit, at any time, the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.50 to 1.00.

          8.2. Minimum Consolidated Tangible Net Worth. Permit, at any time, its Consolidated Tangible Net Worth to be less than the sum of (a) $95,000,000 plus (b) fifty percent of the sum of Consolidated Net Income for each fiscal quarter of the Company ending after February 27, 1993 in which Consolidated Net Earnings is positive, through the most recently ended fiscal quarter, plus (c) fifty percent of proceeds received from the sale of capital stock of the Company after the date of this Agreement, net of any amounts used to retire outstanding capital stock of the Company in connection with such sale.

          8.3. Fixed Charge Coverage Ratio. Permit, as of the last day of each fiscal quarter, the ratio of (a) Earnings Available to Cover Fixed Charges to
(b) Consolidated Fixed Charges for the four fiscal quarters ended on such date, to be less than the 1.45 to 1.00.


          8.4. Ratio of Interest-Bearing Debt to Tangible Net Worth. Permit, at any time, the ratio of Consolidated Interest-Bearing Debt to Consolidated Tangible Net Worth to exceed 1.00 to 1.00.

          8.5.  Restricted Payment Limitations.

               (a) Either: (i) declare or make any Restricted Payment if such Restricted Payment, when added to all Restricted Payments made after February 27, 1993, would exceed the sum (x) $2,000,000, plus (y) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on February 28, 1993 and ending on the last day of the most recently concluded fiscal quarter before the date of the proposed Restricted Payment, plus (z) total proceeds received on and after May 18, 1992, upon issuance of stock to the extent that such proceeds do not exceed payments made by the Company for redemptions and repurchases of the Company's stock on and after May 18, 1992 or (ii) permit any Subsidiary other than a wholly-owned Subsidiary to make any Restricted Payment unless such Restricted Payment is made ratably on all stock of such Subsidiary.

               (b) Repurchase any class of stock of the Company or a Subsidiary or make any other Restricted Payment described in clause (ii) of the definition of "Restricted

     Payment in an aggregate amount exceeding $5 million in any fiscal year of the Company.

          8.6. Nature of Business. Engage, or permit any Consolidated Subsidiary to engage, in any business that would substantially change the general nature of the business conducted by the Company or such Consolidated Subsidiary on the date of this Agreement.

          8.7. Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary to make, incur, assume or suffer to exist, any Lien, or enter into, or make any commitment to enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements with respect to any property now owned or hereafter acquired by the Company or any Subsidiary, except:

               (a) Liens existing on the date of this Agreement as described in Exhibit F hereto and liens on the same assets securing renewals and extensions of the Indebtedness secured by such Liens on the date of this Agreement;

               (b) Liens in connection with deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Company and the Subsidiaries;

               (c) Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings;

               (d) Liens arising in the ordinary course of business for sums not due, and Liens arising in the ordinary course of business for sums which are due (including judgment Liens) provided such Liens are being contested in good faith by appropriate proceedings, excluding in all such cases (except as permitted in clause (f) below) Liens to secure money borrowed or the deferred purchase price of property or services;

               (e) Minor title defects, minor survey exceptions, easements, zoning and other restrictions as to the use of real property, which defects, exceptions, easements and restrictions do not in the aggregate materially detract from the value of the property subject thereto or materially impair its use in the operation of the business of the Company or the Subsidiaries; and

               (f) Liens on real property, improvements and equipment acquired by the Company or a Subsidiary after the date of this Agreement and (i) existing at the time of acquisition of the underlying property, (ii) securing payment of all or a part of the purchase price for the acquired property or (iii) securing Indebtedness incurred solely for the purpose of financing the acquisition of such property, provided any such Liens described in clauses (ii) or (iii) above attach to the property subject thereto within six months after such property is acquired, and Liens securing any refinancing of such purchase price or such other Indebtedness; provided that such Liens attach only to the property acquired and that the amount of the Indebtedness so secured plus the amount of Indebtedness secured by Liens described in paragraph (a) of this Section
     8.7 does not at any time exceed $10,000,000 in the aggregate.

          8.8 Merger and Consolidation; Sales of Assets. (i) Merge or consolidate or enter into any analogous reorganization or transaction with any other Person, or permit any Subsidiary to do any of the foregoing, except that any Subsidiary may merge or consolidate with any wholly-owned Subsidiary or with the Company, provided that the Company or a wholly-owned Subsidiary is the surviving entity, and (ii) sell (including sales with a view to the concurrent or subsequent acquisition by lease), transfer, lease (or enter into any commitment to do so) all or any part of its assets (whether in one or a series of transactions) other than inventory in the ordinary course of business, or permit any Subsidiary to do any of the foregoing, except that the Company and the Subsidiaries may sell or lease, as lessor, any of their assets, if, after giving effect to any such sale or lease, the aggregate book value of all such assets sold or leased by the Company and its Subsidiaries during any fiscal year, does not exceed an amount equal to 5% of the total of all assets of the Company and its Consolidated Subsidiaries.

          8.9. Obligations as Lessee. Enter into or suffer to exist any lease of Property under which the Company is the lessee, other than capitalized leases, for a term in excess of one year (including any renewal terms at the option of the lessor), or permit any Consolidated Subsidiary so to do, if, after giving effect thereto, the aggregate of all such rental payments payable by the Company and its Consolidated Subsidiaries for any four consecutive fiscal quarters commencing thereafter will exceed $12,000,000.

          8.10. Investments, Loans, Etc. (w) Make or permit to remain outstanding any loan or advance to any other Person, (x) directly or indirectly guarantee, endorse, be or become contingently liable for or enter into any contract which is, in economic effect, substantially equivalent to a guaranty of the obligation of any other Person, (y) own, purchase or make any commitment to purchase the securities of any corporation or own, purchase or make any commitment to purchase for cash or any consideration, any obligations, other securities, the business or integral part of the business of any other Person or enter into a joint venture or partnership with any other Person, or (z) permit any Subsidiary to do any of the foregoing, except:

               (a) by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business;

               (b) travel, moving or similar advances in the ordinary course of business to officers and employees;

               (c) investments in, loans to, and guaranties of the obligations of, wholly-owned Subsidiaries;

               (d) investments in, loans to, and guaranties of the obligations of, (i) Subsidiaries other than wholly-owned Subsidiaries and (ii) Marcon Coatings, Inc., which either (A) are in existence on the date of this Agreement or (B) in the case of guaranties are incurred in the ordinary course of business; such investments may be increased as a result of the earnings of such Subsidiaries and Marcon Coatings, Inc.;

               (e) investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Services, Inc. or other nationally recognized credit rating agency of similar standing;

               (f) investments in direct obligations of the United States of America, or any agency thereof, or obligations unconditionally guaranteed by the United States of America maturing, in each case, in twelve months or less from the date of acquisition thereof;

               (g) investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating at least $100,000,000;

               (h) receivables arising from the sale of goods and services in the ordinary course of business and constituting current assets;

               (i) investments in tax exempt bonds maturing in 365 days or less from date of issuance which, at the time of acquisition, are accorded a rating of AA or AAA by Standard & Poor's Corporation or a similar rating by Moody's Investor Services, Inc. or other nationally recognized credit rating agency of similar standing;

               (j) advances made in the ordinary course of business under a contract for a particular project to subcontractors of the Company or a Subsidiary in connection with projects on which the Company or a Subsidiary is a general contractor or subcontractor, provided such advances are made out of funds advanced or expected to be advanced to the Company or a Subsidiary by a Person other than an Affiliate in connection with such project;

               (k) obligations incurred under joint construction arrangements in connection with construction projects outside the United States, provided that (i) the obligations incurred in connection with any project do not differ materially from the obligations that the Company or its Subsidiaries would incur as a general contractor or subcontractor on such project if such project were located in the United States and (ii) the aggregate amount of such obligations outstanding at any time do not exceed $50,000,000; and

               (l) other investments, loans and guaranties (excluding those permitted by the foregoing provisions), provided that the aggregate amount of all such other investments, loans and guaranties by the Company and its Subsidiaries at any time outstanding shall not exceed fifteen percent (15%) of Consolidated Tangible Net Worth.

In valuing investments, loans and guaranties permitted by clause (l) above, such investments, loans and guaranties shall be taken at the original cost or face amount thereof, without allowance for any subsequent write-offs or appreciation or depreciation thereof, but less any amount repaid or recovered on account of capital or principal.

          8.11. Transactions with Affiliates. Enter into, or permit any Subsidiary to enter into, any material transaction with any Affiliate of the Company other than a wholly-owned Subsidiary on any terms more favorable to such Affiliate than those that would be obtained in an arm's length transaction.

          8.12 Subsidiary Indebtedness. Permit any Subsidiary to (i) incur or suffer to exist Interest-Bearing Debt other than Indebtedness described on Exhibit C hereto and refinancings thereof in an amount not to exceed the amount of the indebtedness so refinanced, and Indebtedness secured by Liens permitted pursuant to Section 8.7(f) of this Agreement, or (ii) enter into any agreement restricting the ability of such Subsidiary to make or pay to the Company any dividend or other distribution on account of shares of any class of stock of such Subsidiary.

          SECTION 9.  DEFAULT.

          9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

               (a) The Company shall fail to make when due, whether by acceleration of maturity or otherwise, any payment of principal on any Credit Document; or

               (b) The Company shall fail to make within five days after the same comes due, whether by acceleration or otherwise, any payment of interest on any Credit Document or any fee or other amount required to be paid to the Bank pursuant to this Agreement; or

               (c) Any representation or warranty made by the Company in this Agreement or in any certificate, statement, report or document furnished to the Bank pursuant to or in connection with this Agreement shall be untrue or misleading in any material respect on the date as of which the facts set forth are stated or certified; or

               (d) The Company shall fail to comply with any agreement, covenant, condition, provision or term contained in Sections 7.1, 7.12, 8.1, 8.2, 8.3, 8.4, 8.5, 8.7, 8.8, 8.9, 8.10 or 8.12; or

               (e) The Company shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement or any Credit Document (other than those hereinabove set forth in this Section 9.1) and such failure to comply is not remedied within 30 days after the Bank notifies the Company thereof; or

               (f) Any creditor or representative of any creditor of the Company or any Subsidiary shall become entitled to declare any Indebtedness in an amount equal to or exceeding $500,000 owing on any bond, debenture, note or other evidence of Interest-Bearing Debt to be due and payable prior to its expressed maturity, whether or not such Indebtedness is actually declared to be immediately due and payable, or any such Indebtedness becomes due and payable prior to its expressed maturity by reason of any default by the Company or any Subsidiary in the performance or observance of any obligation or condition and such default shall not have been cured within any grace period allowed therefor or shall not have been effectively waived, or any such Indebtedness shall have become due by its terms and shall not have been promptly paid or extended; or

               (g) The Company or any Subsidiary shall become insolvent or shall fail generally to pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver thereof or for a substantial part of the property thereof; or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Company or any Subsidiary or for a substantial part of the property thereof, or the Company shall make an assignment for the benefit of creditors; or

               (h) The Company or any Subsidiary shall be voluntarily or involuntarily dissolved or shall be the subject of any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law; or any dissolution or liquidation proceeding shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary or shall be consented to or acquiesced in by the Company or such Subsidiary, or shall not have been dismissed within 60 days, or an order for relief shall have been entered against the Company or such Subsidiary; or

               (i) There shall be entered against the Company or any Subsidiary one or more judgments or decrees in an aggregate amount as to the Company and all the Subsidiaries at any one time outstanding in excess of $500,000, excluding those judgments or decrees that shall have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof, and excluding judgments and decrees to the extent the Person against which any such judgment or decree shall have been entered is insured and the insurer has admitted in writing its liability therefor; or

               (j) Any execution or attachment shall be issued whereby any substantial part of the property of the Company or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof, except for executions or attachments affecting only property outside the United States that is not a material part of the property of the Company and its Subsidiaries taken as a whole; or

               (k) (i) A reportable event as defined in Section 4043(b), subdivision (4), of ERISA shall have occurred with respect to any Plan and the PBGC shall have determined that said event constitutes or requires a termination of the Plan under Title IV of ERISA and the insured benefits payable under such Plan exceed the value of the assets of such Plan by more than $250,000; or

                    (ii) A reportable event as defined in Section 4043(b), subdivision (5), of ERISA shall have occurred with respect to any Plan and a waiver of the failure to meet minimum funding standards under

          Section 412 of the Code shall not have been obtained; or

                    (iii) A reportable event as defined in Section 4043(b), subdivision (6), of ERISA shall have occurred with respect to any Plan; or

                    (iv) The Company or any Subsidiary shall have engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) and either (1) the prohibited transaction shall not have been corrected within the correction period applicable to it under Section 502(i) of ERISA or Section 4975(b) of the Code, or
          (2) an exemption shall not be applicable or have been obtained under
          Section 408 of ERISA or Section 4975 of the Code; or

                    (v) The PBGC shall have terminated any Plan under Title IV of ERISA or the Company or any Subsidiary shall have received notice from the PBGC of the intention of the PBGC to terminate any Plan or to appoint a Trustee to administer any Plan, which notice shall not have been withdrawn within 30 days of the date thereof; or

                    (vi) The maximum amount of liability that could be asserted against the Company or any Subsidiary under Sections 4062, 4063 or 4064 of ERISA with respect to any Plan if such Plan terminated or with respect to any Plan terminated prior to the date hereof, shall exceed the value of the assets of such Plan allocable to such liability by more than $1,000,000 in the aggregate as to the Company and the Subsidiaries; or

               (vii) The Company determines to voluntarily terminate or withdraw from any Plan at a time when the accrued liabilities to the Company exceed the value of the assets allocable to said liabilities by more than $250,000; or

               (viii) The Company, or any of its ERISA Affiliates, as an employer under a Multiemployer Plan, shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $250,000; or

               (l) the Company or any Subsidiary shall be the subject of (i) any proceeding or investigation pertaining to the release by the Company, any Subsidiary or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, or (ii) any Property of the Company or any Subsidiary is the subject of any remedial action needed to respond to a release of any toxic or hazardous waste or substance into the environment, which could, in either case, have a material adverse effect upon the operations of the Company and the Subsidiaries taken as a whole.

          9.2 Remedies. If (x) any Event of Default described in Sections 9.1(g) or (h) shall occur, the Revolving Credit Commitments shall automatically terminate and the outstanding principal of the Notes, the accrued interest thereon and all other obligations of the Company to the Bank under this Agreement and the Credit Documents, shall automatically become immediately due and payable or (y) any other Event of Default shall occur and be continuing, then, the Bank may do all of the following: (i) declare the Revolving Credit Commitments terminated, whereupon the Revolving Credit Commitments shall be terminated and (ii) declare the outstanding principal of the Notes, the accrued interest thereon and all other obligations of the Company to the Bank under this Agreement and the Credit Documents to be forthwith due and payable, whereupon the Notes, all accrued interest thereon and all such other obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or the Notes to the contrary notwithstanding. In the event any CD Loan or LIBOR Loan is paid prior to the last day of the Interest Period applicable thereto by reason of the acceleration of the Notes pursuant to this Section 9.2, the Company shall indemnify the Bank as provided in Section 3.7.

          If the obligations of the Company under all of the Credit Documents shall have become, or been declared to be, due and payable pursuant to the provisions of Section 9.1, the Bank may proceed to enforce its rights hereunder and under the Credit Documents by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in this Agreement or the Credit Documents.

          9.3. Waiver of Defaults. Except as otherwise specifically provided by the provisions hereof, the Bank may, by written notice to the Company at any time and from time to time, waive in whole or in part, and absolutely or conditionally, any Default or Event of Default which shall have occurred hereunder or under the Credit Documents. Any such waiver shall be for such period and subject to such conditions or limitations as shall be specified in any such notice. In the case of any such waiver, the rights of the Company and the Bank under this Agreement and the Credit Documents shall be otherwise unaffected, and any Default or Event of Default so waived shall be deemed to be cured and not continuing to the extent and on the conditions or limitations set forth in such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right, remedy or power consequent thereupon. The Company may take any action prohibited, or omit to perform any act required to be performed, under this Agreement and the Credit Documents if it shall have obtained the written waiver with respect thereto signed by the Bank and containing a representation therein that such waiver has been authorized in accordance with the provisions of this Section 9.3 and Section 10.5.

          Section 10.  MISCELLANEOUS.

          10.1 Waiver. No failure on the part of the Bank to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any of the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any of the Credit Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein and in the Credit Documents are cumulative and not exclusive of any remedies provided by law.

          10.2 Accounting. Except as the Bank may otherwise consent in writing, all financial statements furnished to the Bank under this Agreement and all computations and determinations required to be made pursuant to this Agreement shall be made in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with the audited financial statement referred to in Section 4.8. To the extent any change in Generally Accepted Accounting Principles affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in Generally Accepted Accounting Principles had not occurred unless the Company and the Bank agree in writing on an adjustment to such computation or determination to account for such change in Generally Accepted Accounting Principles.

          10.3 Notices. Except as otherwise specifically provided for herein, all notices and other communications provided for herein shall be by in writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the address specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the other parties. All notices and other communications hereunder shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt thereof as conclusively evidenced by the signed receipt therefor, in each case given or addressed as aforesaid; provided, however, that any notice required to be given pursuant to Sections 2.1(b) and 2.2(d) shall only be effective upon receipt.

          10.4 Expenses. The Company agrees to pay: (a) the reasonable costs and expenses of the Bank, including, without limitation, the fees, costs and expenses of counsel to the Bank, in connection with the preparation, execution and delivery of his Agreement and the Credit Documents and the making of the Loans hereunder, (b) the reasonable costs and expenses of the Bank, including, without limitation, the fees, costs and expenses of counsel to the Bank, in connection with any amendment, modification or waiver of any of the terms of this Agreement or any of the Credit Documents and (c) all reasonable costs and expenses of the Bank (including reasonable fees of counsel) in connection with the enforcement of this Agreement and any of the Credit Documents. The Company hereby agrees to indemnify the Bank and its directors, officers, agents and employees from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation, litigation or other proceedings related to any use made or proposed to be made by the Company of the proceeds of the Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          10.5 Amendments, Etc. Any provision of this Agreement or any Credit Document may be amended or modified only by an instrument or instruments in writing signed by the Company and the Bank. No waiver of any provision of this Agreement or any Credit Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          10.6 Successors and Assigns; Disposition of Loans; Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign its rights or obligations hereunder or under any Credit Document without the prior consent of the Bank. The Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of all or any portion of the Loans (each such interest so disposed of being herein called a "Transferred Interest") to banks or other financial institutions ("Transferees"), provided that any such sale, assignment, transfer or participation that would result in the Bank being released from its obligations hereunder may only be made to (a) any Affiliate of the Bank, (b) other financial institution having capital, surplus and undivided profits aggregating at least $ 100,000,000, and (c) other banks or financial institutions reasonably acceptable to the Company. Without in any way limiting the rights of Transferees hereunder, the Company agrees that each Transferee shall be entitled to the benefits of Sections 2.2(f), 2.2(g),

3.6, 3.7 and 3.8 to the extent of its Transferred Interest as if it were the "Bank" holding a "Credit Extension" in the amount of such Transferred Interest; provided, that such Transferee shall have assumed the obligations of the Bank to the extent such obligations relate thereto, and provided, further that no Transferee that does not directly assume the obligations of its transferor Bank to the Company under this Agreement shall be entitled to compensation under
Section 3.6, 3.7 or 3.8 in excess of the amount its transferor Bank would have been entitled to receive under such Section in respect of the amount of the Transferred Interest had no such transfer occurred. No Transferee that does not directly assume the obligations of its transferor Bank to the Company under this Agreement shall be entitled to control or vote upon the actions taken by the transferor Bank hereunder and under the Credit Documents except to the extent such actions (i) reduce the principal of or rates of interest on any Credit Extension, (ii) postpone the date fixed for any payment hereunder or under any Credit Document, or (iii) change the amount of the transferor Bank's Revolving Credit Commitment. The Company agrees that each Transferee may exercise any and all rights of banker's lien, setoff and counterclaim available pursuant to law with respect to its Transferred Interest as fully as if such Transferee were a direct lender to the Company. The Company authorizes the Bank to disclose to any Transferee or prospective Transferee any and all financial information in the possession of the Bank concerning the Company which has been delivered to the Bank by the Company pursuant to this Agreement or in connection with the credit evaluation of the Company by the Bank prior to entering into this Agreement.

          10.7 Survival. The obligations of the Company under Sections 3.6, 3.7, 3.8, 10.4, 10.11 and 10.12 shall survive the repayment of the Loans and the termination of the Revolving Credit Commitments.

          10.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          10.9 Governing Law. This Agreement and the Credit Documents shall be governed by, and construed in accordance with, the internal law, and not the law of conflicts, of the State of Minnesota. Whenever possible, each provision of this Agreement, the Credit Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the Credit Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the Credit Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

          10.10 Highest Lawful Rate. Anything herein to the contrary notwithstanding, the obligations of the Company on the Credit Extensions payable to the Bank shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receipt thereof would be contrary to provisions of any law applicable to the Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Bank.

          10.11 Environmental Indemnity. The Company hereby agrees to defend, indemnify, and hold the Bank harmless from and against any and all liens, demands, claims, actions, suits, proceedings, disbursements, liabilities, losses, damages, judgments, penalties, costs and expenses (including, without limitation, attorneys', consultants' and experts' fees) paid, incurred, or asserted against the Bank for, with respect to, or as a direct or indirect result of the release by the Company, any Subsidiary or, with respect to their Property, any other Person of any toxic or hazardous waste or substance into the environment, any violation of any federal, state or local environmental, health or safety law or regulation, or any remedial action needed to respond to a release of any toxic or hazardous waste or substance into the environment.

          10.12 Marshalling; Payments Set Aside. The Bank shall be under no obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Indebtedness of the Company under this Agreement or any Credit Document. To the extent that the Company makes a payment or payments to the Bank or the Bank exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          10.13. Headings; Plurals. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof or thereof. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                     APOGEE ENTERPRISES, INC.

                                     By _____________________________

                                        Its _________________________

                                     7900 Xerxes Avenue South
                                     Minneapolis, MN 55431
                                     Attn: William G. Gardner
                                     Telephone:   (612) 835-1874
                                     Telecopier:   (612) 835-3196



                                     THE MITSUBISHI BANK, LIMITED, CHICAGO
                                        BRANCH

                                     By _____________________________

                                     Its ____________________________